EXHIBIT 99.1

UPDATE -- OXiGENE Announces Positive Topline Results From Randomized Phase 2 Study GOG186I of ZYBRESTAT(R) in Combination With Avastin(R) for Recurrent Ovarian Cancer

Trial Achieves Primary Efficacy Endpoint of a Statistically Significant Increase in Progression-Free Survival

SOUTH SAN FRANCISCO, Calif., March 11, 2014 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, today announced positive results from a randomized Phase 2 clinical trial evaluating Avastin® (bevacizumab) with or without ZYBRESTAT® (fosbretabulin; CA4P) to treat patients with recurrent ovarian cancer. The study, known as Gynecologic Oncology Group protocol 186I, met its primary endpoint of a statistically significant increase in progression-free survival (p-value less than 0.05; hazard ratio 0.685) for the combination as compared to bevacizumab alone.

The Phase 2 study is being conducted by the GOG under the sponsorship of the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI). It is the first and currently only randomized trial to test an antiangiogenic therapeutic agent combined with a vascular disrupting agent, without including any cytotoxic chemotherapy.

"These findings validate both the novel approach and the complementary mechanisms of combining the vascular disrupting agent fosbretabulin and an antiangiogenic agent like bevacizumab in patients with ovarian cancer," said Bradley J. Monk, M.D., FACS, FACOG, principal investigator for the trial, and professor and director, Division of Gynecologic Oncology and Department of Obstetrics and Gynecology at the University of Arizona Cancer Center. "This promising combination warrants further evaluation particularly given the significant need for new treatment options in relapsed ovarian cancer."

As previously reported, the GOG protocol 186I enrolled 107 patients with platinum-sensitive and -resistant recurrent ovarian cancer at 67 clinical sites in the U.S. Patients were randomized 1:1 into one of two treatment arms: one arm received Avastin, and the second arm received Avastin plus ZYBRESTAT. Both therapies were administered intravenously every three weeks and patients were treated until disease progression or until adverse effects prohibited further therapy.

Secondary endpoints in the study include safety, objective response rate (measured according to RECIST criteria) and overall survival. Patients receiving the combination of ZYBRESTAT and Avastin achieved a higher objective response rate, which was not statistically significant. All patients will continue to be followed for overall survival. Consistent with prior clinical experience with ZYBRESTAT, patients in the combination arm experienced a higher incidence of hypertension compared to the control arm.  All cases of hypertension were managed with antihypertensive treatments, as specified in the study protocol. It is expected that the full study results will be submitted for presentation at a future scientific meeting.

For this study, ZYBRESTAT is provided to CTEP under a Cooperative Research and Development Agreement (CRADA) with OXiGENE and bevacizumab is being provided as an investigational agent under a CRADA with Genentech. Bevacizumab is not approved to treat women with ovarian cancer in the U.S.; however, it is approved in other countries for treatment of ovarian cancer.

"We are very excited about these positive results and greatly appreciate all the patients who enrolled in this study and the support, resources and commitment of GOG and CTEP to conduct this important program," said Peter Langecker, M.D., Ph.D., chief executive officer of OXiGENE. "ZYBRESTAT is the first vascular disrupting agent to show a statistically significant progression-free survival benefit, and we are evaluating next steps to advance this combination to patients in need."

About ZYBRESTAT®

ZYBRESTAT (fosbretabulin tromethamine/combretastatin-A4 phosphate / CA4P) is OXiGENE's lead vascular disrupting agent (VDA) product candidate, and is currently being evaluated as a treatment for solid tumors. ZYBRESTAT exerts its antitumor effects through the validated therapeutic mechanism of tumor blood supply deprivation. By selectively affecting and disabling tumor vasculature, ZYBRESTAT reduces the blood supply necessary for tumor growth and survival. The resulting oxygen starvation and build-up of tumor metabolic by-products causes the cancer cells within the central core of the tumor to die.

About the Gynecologic Oncology Group

The Gynecologic Oncology Group (GOG) is a not-for-profit organization with the purpose of promoting excellence in the quality and integrity of clinical and basic scientific research in the field of gynecologic malignancies. The GOG is committed to maintaining the highest standards in clinical trials development, execution, analysis and distribution of results. The GOG is one of the National Cancer Institute's funded cooperative groups. The GOG is the only group that focuses its research on women with pelvic malignancies, such as cancer of the ovary, uterus, and cervix. The GOG is multi-disciplinary in its approach to clinical trials, and includes gynecologic oncologists, medical oncologists, pathologists, radiation oncologists, nurses, statisticians, basic scientists, quality of life experts, data managers, and administrative personnel.

About OXiGENE

OXiGENE is a biopharmaceutical company developing novel therapeutics to treat cancer. The Company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The Company's lead clinical product candidate, ZYBRESTAT®, is in development for solid tumors. OXi4503, its second-generation product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to its clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of its programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

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